Exhibit 99.1

FOR:	International Speedway Corporation

CONTACT:	Charles N. Talbert
Director, Investor and Corporate
Communications
(386) 681-4281
INTERNATIONAL SPEEDWAY CORPORATION REPORTS FINANCIAL
RESULTS FOR THE SECOND QUARTER OF FISCAL 2011
~Company Reiterates Full-Year Financial Guidance~
     DAYTONA BEACH, Fla. — July 7, 2011 — International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today reported results for its fiscal second quarter ended May 31, 2011.
     “Through multiple initiatives designed to enhance the long-term performance of the Company, we are pleased to report growth in operating income for both the second quarter and the first six months of fiscal 2011,” stated ISC Chief Executive Officer Lesa France Kennedy. “The decrease in revenues year-over-year were primarily attributable to the event schedule changes at Kansas Speedway which last year hosted an IZOD IndyCar and NASCAR Camping World Truck series weekend during the second quarter. The performance of our events-to-date, coupled with the cost reduction commitments we outlined last year, continues to generate results in line with our expectations.”
     Ms. France Kennedy continued, “While the economy remains our biggest hurdle to admissions-related revenue growth, we feel confident that our commitment to improving the guest experience is positioning the Company for long-term growth. Recent and on-going capital improvements at our facilities continue to elicit raves from our customers. We believe that delivering unique and memorable experiences, working in concert with attractive pricing options and fantastic racing, will generate stronger revenues as well as improved bottom-line results.”
Second Quarter Comparison
     Total revenues for the second quarter were $138.8 million, compared to revenues of $142.2 million in the prior-year period. Operating income increased to $24.1 million during the period compared to $21.3 million in the second quarter of fiscal 2010. In addition to the macroeconomic challenges, quarter-over-quarter comparability was impacted by:
-more-

ISC REPORTS FISCAL 2011 SECOND QUARTER RESULTS	PAGE 2
•	The spring NASCAR Sprint Cup and Nationwide events held at Auto Club Speedway of Southern California in the first quarter of fiscal 2010 were held in the second quarter of fiscal 2011.

•	The spring NASCAR Sprint Cup and Nationwide series events held at Phoenix International Raceway in the second quarter of fiscal 2010 were held in the first quarter of fiscal 2011.

•	The IZOD IndyCar Series event held at Kansas Speedway in the second quarter of fiscal 2010 for which there is no comparable event in fiscal 2011. In addition, the NASCAR Camping World Truck Series event at Kansas Speedway, which was held in the second quarter of fiscal 2010, will be held in the third quarter of fiscal 2011.

•	During the second quarter of fiscal 2011, the Company expensed certain ongoing carrying costs related to its Staten Island property. Similar costs had previously been capitalized.

•	The non-cash impairment of long-lived assets, during the three months ended May 31, 2010, of approximately $0.4 million, or $0.01 per diluted share after tax, is attributable to the removal of certain long-lived assets not fully depreciated as part of ongoing capital improvements at our motorsports facilities.

•	During the second quarter of fiscal 2010, the Company recognized approximately $1.2 million, or $0.01 per diluted share, related to an interest rate swap. In fiscal 2011, the remaining deferred interest rate swap balance is included in accumulated other comprehensive loss and is being amortized as interest expense over the 10 year term of private placement senior notes the Company issued in January 2011.

•	During the three months ended May 31, 2010, the Company had favorable tax settlements with certain states, where it de-recognized potential interest and penalties totaling approximately $0.7 million or $0.02 per diluted share. This de-recognition of interest and penalties was recorded in income tax expense in the consolidated statement of operations.
     Net income for the second quarter increased to $11.9 million, or $0.25 per diluted share, compared to net income of $10.3 million, or $0.21 per diluted share, in the prior year. Excluding the operating results from the Company’s equity investment and certain carrying costs related to the Staten Island property, non-GAAP (defined below) net income for the second quarter of 2011 was $12.5 million, or $0.26 per diluted share. Non-GAAP net income for the second quarter of 2010 was $10.8 million, or $0.22 per diluted share.
Year-to-Date Comparison
     For the six months ended May 31, 2011, total revenues were $287.4 million, compared to $294.2 million in 2010. Operating income for the six-month period increased to $63.4 million compared to $61.1 million in the prior year.

ISC REPORTS FISCAL 2011 SECOND QUARTER RESULTS	PAGE 3
     Year-over-year comparability was impacted by:
•	A NASCAR Camping World Truck Series event held at Phoenix International Raceway in the first quarter of fiscal 2011 that was previously held in the fourth quarter in fiscal 2010.

•	An IZOD IndyCar Series event held at Kansas Speedway in the second quarter of fiscal 2010 for which there is no comparable event in fiscal 2011. In addition, the NASCAR Camping World Truck Series event at Kansas Speedway, which was held in the second quarter of fiscal 2010, will be held in the third quarter of fiscal 2011.

•	During the six months ended May 31, 2011, the Company expensed certain ongoing carrying costs related to its Staten Island property. Similar costs had previously been capitalized.

•	The non-cash impairment of long-lived assets during the six months ended May 31, 2011, of approximately $2.9 million, or $0.04 per diluted share after tax, is attributable to the removal of certain long-lived assets not fully depreciated as part of ongoing capital improvements at our motorsports facilities. During the six months ended May 31, 2010, the Company recorded an approximately $0.7 million, or $0.01 per diluted share after tax, impairment charge of long-lived assets.

•	During the six months ended May 31, 2010, the Company recognized approximately $2.5 million, or $0.03 per diluted share, related to an interest rate swap.

•	During the six months ended May 31, 2010, the Company had favorable tax settlements with certain states, where it de-recognized potential interest and penalties totaling approximately $6.2 million or $0.13 per diluted share. This de-recognition of interest and penalties was recorded in income tax expense in the consolidated statement of operations.
     Net income for the six months ended May 31, 2011 was $33.3 million, or $0.70 per diluted share, compared to a net income of $35.7 million, or $0.74 per diluted share in 2010. Excluding the operating results from the Company’s equity investment; certain carrying costs related to the Staten Island property; and impairments of certain other long-lived assets, non-GAAP (defined below) net income for the for the six months ended May 31, 2011, was $35.9 million, or $0.75 per diluted share. This is compared to non-GAAP net income for the first six months of 2010 of $32.4 million, or $0.67 per diluted share.
GAAP to Non-GAAP Reconciliation
     The following financial information is presented below using other than U.S. generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP. Non-

ISC REPORTS FISCAL 2011 SECOND QUARTER RESULTS	PAGE 4
GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data, net of taxes.
     The Company believes such non-GAAP information is useful and meaningful, and is used by investors to assess its core operations, which consist of the ongoing promotion of racing events at its major motorsports entertainment facilities. Such non-GAAP information identifies and separately displays the equity investment earnings and losses and adjusts for items that are not considered to be reflective of the Company’s continuing core operations at its motorsports entertainment facilities. The Company believes that such non-GAAP information improves the comparability of its operating results and provides a better understanding of the performance of its core operations for the periods presented. The Company uses this non-GAAP information to analyze the current performance and trends and make decisions regarding future ongoing operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered independent of or as a substitute for results prepared in accordance with GAAP. The Company uses both GAAP and non-GAAP information in evaluating and operating its business and as such deemed it important to provide such information to investors.
     The adjustments for 2010 relate to the pre-opening expenses for the Hollywood Casino at Kansas Speedway — equity in net loss from equity investment, impairments of certain other long-lived assets, interest rate swap expense and de-recognition of interest and penalties related to the previously discussed state tax settlements.
     The adjustments for 2011 relate to the pre-opening expenses for the Hollywood Casino at Kansas Speedway — equity in net loss from equity investment, certain carrying costs related to the Staten Island property, and impairments of certain other long-lived assets.

ISC REPORTS FISCAL 2011 SECOND QUARTER RESULTS	PAGE 5

	(In Thousands, Except Per Share Amounts) (Unaudited)

	Three Months Ended		Six Months Ended
	May 31, 2010	May 31, 2011	May 31, 2010	May 31, 2011

Net income	$10,262	$11,873	$35,702	$33,308
Net loss from discontinued operations	—	—	47	—

Income from continuing operations	10,262	11,873	35,749	33,308

Equity in net loss from equity investments, net of tax	291	453	937	591

Consolidated income from continuing operations excluding equity in net loss from equity investments	10,553	12,326	36,686	33,899

Adjustments, net of tax:
Carrying costs related to Staten Island	—	187	—	271
Impairment of long-lived assets	267	—	396	1,743
Interest rate swap expense	754	—	1,517	—
State tax settlements	(744)	—	(6,163)	—

Non-GAAP net income	$10,830	$12,513	$32,436	$35,913

Per share data:
Diluted earnings per share	$0.21	$0.25	$0.74	$0.70
Net loss from discontinued operations	—	—	0.00	—

Income from continuing operations	0.21	0.25	0.74	0.70

Equity in net loss from equity investments, net of tax	0.01	0.01	0.02	0.01

Consolidated income from continuing operations excluding equity in net loss from equity investments	0.22	0.26	0.76	0.71
Adjustments, net of tax:
Carrying costs related to Staten Island	—	0.00	—	0.00
Impairment of long-lived assets	0.01	—	0.01	0.04
Interest rate swap expense	0.01	—	0.03	—
State tax settlements	(0.02)	—	(0.13)	—

Non-GAAP diluted earnings per share	$0.22	$0.26	$0.67	$0.75

     From a marketing partnership perspective, ISC has agreements in place for approximately 94.0 percent of its gross marketing partnership revenue target; has announced as sold 19 of 20 NASCAR Sprint Cup series entitlements and 16 of 16 Nationwide series event entitlements. This is compared to last year at this time when the Company had contracted approximately 91.0 percent of its gross marketing partnership revenue target and had one Sprint Cup entitlement open.
     The Company recently announced a partnership with STP Brands at seven of its major motorsport facilities including event entitlement positions at Kansas Speedway and Chicagoland Speedway. In addition, ISC announced Budweiser will continue to serve as both the exclusive official beer sponsor of Daytona International Speedway and the entitlement sponsor for the Budweiser Shootout following a multi-year partnership renewal. As part of the agreement, Budweiser will also begin a non-exclusive promotional partnership with Homestead-Miami Speedway in 2012.
     More recently, the Company announced a multi-year agreement with GEICO to serve as the title sponsor for Chicagoland Speedway’s NASCAR Sprint Cup series race. Also, ISC signed an agreement with the Michigan Economic Development Corporation to serve as the title sponsor for Michigan’s August 2011 NASCAR Sprint Cup Series race.

ISC REPORTS FISCAL 2011 SECOND QUARTER RESULTS	PAGE 6
External Growth and Other Initiatives
     Hollywood Casino at Kansas Speedway
     The initial phase of the Hollywood-themed and branded entertainment destination facility which will feature an 82,000 square foot casino with 2,000 slot machines and 52 table games, a 1,253 space parking structure as well as a sports-themed bar, dining and entertainment options is scheduled to open in the first quarter of 2012. Kansas Entertainment, LLC, the Company’s 50/50 joint venture with Penn National Gaming, Inc., anticipates funding the initial phase of the development with equity contributions from each partner.
     The Company estimates that its share of capitalized development costs for the project, excluding its contribution of land, remains at approximately $155.0 million. In addition, the Company expects to continue to incur certain other start up and related costs through opening, which will be expensed as equity in net loss from equity investments.
     Ms. France Kennedy, added, “Our Hollywood Casino at Kansas Speedway will have amazing views of the track and be a great amenity during race weekends. Also, the casino will certainly benefit year-round from the overall appeal of the local entertainment zone, which attracts over 11 million visitors annually, and features many prominent shopping and leisure activities. We are confident that this project will create significant value for our shareholders.”
     Staten Island
     In connection with ISC’s efforts to sell its 676-acre parcel of property located in Staten Island, New York, on March 30, 2011, the New York State Department of Environmental Conservation (“DEC”) published for public comment a series of documents, including an Engineering Work Plan, which will allow the property to be filled. The DEC received comments and is finalizing the documents. The DEC may approve the Engineering Work Plan, as well as a Modified Order on Consent and other related documents. This step will allow the property to be filled and remaining environmental remediation to be completed, both of which are necessary precursors for commercial development of the property. The Company believes this is an important step for the development of the property and its potential to bring jobs and economic development to Staten Island. Currently the Company does not anticipate filling activities to commence until after it has sold its interest in 380 Development, its wholly owned subsidiary that owns the property.
Capital Spending
     For the six months ended May 31, 2011, ISC spent approximately $25.3 million on capital expenditures, which includes approximately $23.9 million for projects at its existing facilities. The remaining balance was associated with the Staten Island property and land purchases.
     At May 31, 2011, the Company had approximately $53.6 million in capital projects currently approved for its existing facilities. These projects include completion of track repaving at Phoenix International Raceway, Michigan International Speedway and Kansas Speedway; grandstand seating enhancements and infield improvements at Michigan International Speedway, Martinsville Speedway, Auto Club Speedway and

ISC REPORTS FISCAL 2011 SECOND QUARTER RESULTS	PAGE 7
Chicagoland Speedway; grandstand seating enhancements at Watkins Glen International, Richmond International Raceway and Daytona International Speedway; improvements at various facilities for expansion of parking, camping capacity and other uses; and a variety of other improvements and renovations to our facilities that enable us to effectively compete with other sports venues for consumer and corporate spending.
     As a result of these currently approved projects and anticipated additional approvals in fiscal 2011, the Company expects its total fiscal 2011 capital expenditures at its existing facilities will be approximately $65.0 million to $75.0 million depending on the timing of certain projects. The Company reviews the capital expenditure program periodically and modifies it as required to meet current business needs.
Share Repurchase Program
     During the fiscal 2011 second quarter, the Company purchased 325,880 shares of its Class A stock for approximately $9.6 million, bringing the total number of shares purchased from December 2006 through May 2011 to approximately 5.6 million shares. ISC currently has approximately $17.2 million in remaining capacity on its $250.0 million authorization which it expects to expend ratably through the end of fiscal 2011.
Outlook
     ISC reiterates its 2011 total revenue guidance range of $635.0 million to $650.0 million. In addition, the Company is maintaining its fiscal 2011 full year non-GAAP earnings range of $1.60 to $1.80 per diluted share after-tax. The non-GAAP earnings per share estimates exclude any future loss on impairment of long-lived assets which could be recorded as part of capital improvements resulting in removal of assets not fully depreciated; gain or loss on the sale of its Staten Island property, unanticipated further impairment of the property and the ongoing carrying costs; and any income statement impact related to the Kansas Casino development.
     In closing, Ms. France Kennedy added, “These financial results are a testament to focused and dedicated attention to manage our Company for the long-term. While the economy is clearly having an impact on fans’ discretionary spending, we continue to make capital investments in the Company to better position ISC for future growth. Investing in our business through fan-friendly capital improvements with prudent ancillary developments, such as our Hollywood Casino at Kansas Speedway, aligned with sound financial policies, will ensure ISC maintains its significant competitive advantage within the industry.”
Conference Call Details
     The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free (888) 694-4641 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, ID number 76864173. A live Webcast will also be available at that time on the Company’s Web site, www.internationalspeedwaycorporation.com, under the “Investor Relations” section.

ISC REPORTS FISCAL 2011 SECOND QUARTER RESULTS	PAGE 8
     A replay will be available two hours after the end of the call through midnight Thursday, July 21, 2011. To access, dial toll free (800) 642-1687 and enter the code 76864173, or visit the “Investor Relations” section of the Company’s Web site.
     International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation’s major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York. In addition, ISC promotes major motorsports activities in Montreal, Quebec, through its subsidiary, Stock-Car Montreal.
     The Company also owns and operates MRN® Radio, the nation’s largest independent sports radio network and Americrown Service CorporationSM, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise. For more information, visit the Company’s Web site at www.internationalspeedwaycorporation.com.
     Statements made in this release that express the Company’s or management’s beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those contained in or implied by such forward-looking statements. The Company’s results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.
(Tables Follow)

ISC REPORTS FISCAL 2011 SECOND QUARTER RESULTS	PAGE 9
Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended		Six Months Ended
	May 31, 2010	May 31, 2011	May 31, 2010	May 31, 2011
	(Unaudited)
REVENUES:
Admissions, net	$35,695	$29,963	$74,232	$66,043
Motorsports related	91,756	95,392	190,314	193,384
Food, beverage and merchandise	11,968	10,594	24,367	22,648
Other	2,747	2,812	5,279	5,371

	142,166	138,761	294,192	287,446

EXPENSES:
Direct:
Prize and point fund monies and NASCAR sanction fees	35,201	35,296	68,076	67,219
Motorsports related	32,115	27,660	59,862	52,124
Food, beverage and merchandise	8,780	8,735	17,267	17,494
General and administrative	25,909	23,968	50,492	46,134
Depreciation and amortization	18,425	19,034	36,784	38,180
Impairment of long-lived assets	433	—	656	2,872

	120,863	114,693	233,137	224,023

Operating income	21,303	24,068	61,055	63,423
Interest income	38	42	100	68
Interest expense	(3,908)	(3,839)	(8,249)	(7,681)
Interest rate swap expense	(1,234)	—	(2,506)	—
Equity in net loss from equity investments	(474)	(747)	(1,549)	(973)

Income from continuing operations before income taxes	15,725	19,524	48,851	54,837
Income taxes	5,463	7,651	13,102	21,529

Income from continuing operations	10,262	11,873	35,749	33,308
Loss from discontinued operations	—	—	(47)	—

Net income	$10,262	$11,873	$35,702	$33,308

Basic and diluted earnings per share:
Income from continuing operations	$0.21	$0.25	$0.74	$0.70
Loss from discontinued operations	—	—	—	—

Net income	$0.21	$0.25	$0.74	$0.70

Dividends per share	$0.16	$0.18	$0.16	$0.18

Basic weighted average shares outstanding	48,283,480	47,795,906	48,352,422	47,913,025

Diluted weighted average shares outstanding	48,287,054	47,807,210	48,354,596	47,921,721

ISC REPORTS FISCAL 2011 SECOND QUARTER RESULTS	PAGE 10
Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)

	November 30, 2010	May 31, 2010	May 31, 2011
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$84,166	$166,634	$131,072
Short-term investments	—	200	—
Receivables, less allowance	33,935	48,462	42,939
Inventories	2,733	3,840	4,092
Income taxes receivable	18,108	—	13,419
Deferred income taxes	4,288	2,420	4,123
Prepaid expenses and other current assets	6,776	15,314	23,364

Total Current Assets	150,006	236,870	219,009

Property and Equipment, net	1,376,751	1,376,294	1,365,690
Other Assets:
Long-term restricted cash and investments	1,002	2,201	1,003
Equity investments	43,689	26,673	64,891
Intangible assets, net	178,609	178,610	178,609
Goodwill	118,791	118,791	118,791
Other	9,901	9,335	10,961

	351,992	335,610	374,255

Total Assets	$1,878,749	$1,948,774	$1,958,954

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$3,216	$54,856	$2,643
Accounts payable	15,829	22,049	17,180
Deferred income	49,202	113,184	111,690
Income taxes payable	—	1,140	—
Current tax liabilities	4,492	—	4,418
Other current liabilities	19,000	23,384	24,323

Total Current Liabilities	91,739	214,613	160,254

Long-Term Debt	303,074	266,302	285,797
Deferred Income Taxes	279,641	254,357	295,371
Long-Term Tax Liabilities	2,131	7,263	2,379
Long-Term Deferred Income	11,915	11,663	11,391
Other Long-Term Liabilities	3,072	30,017	3,442
Commitments and Contingencies	—	—	—
Shareholders’ Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized	275	275	272
Class B Common Stock, $.01 par value, 40,000,000 shares authorized	203	205	202
Additional paid-in capital	481,154	482,973	469,304
Retained earnings	712,099	693,270	736,824
Accumulated other comprehensive loss	(6,554)	(12,164)	(6,282)

Total Shareholders’ Equity	1,187,177	1,164,559	1,200,320

Total Liabilities and Shareholders’ Equity	$1,878,749	$1,948,774	$1,958,954

ISC REPORTS FISCAL 2011 SECOND QUARTER RESULTS	PAGE 11
Consolidated Statements of Cash Flows
(In Thousands)

	Six Months Ended
	May 31, 2010	May 31, 2011
	(Unaudited)
OPERATING ACTIVITIES
Net income	$35,702	$33,308
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,784	38,180
Stock-based compensation	833	630
Amortization of financing costs	291	673
Interest rate swap expense	2,506	—
Deferred income taxes	3,253	15,761
Loss from equity investments	1,549	973
Impairment of long-lived assets, non cash	656	2,872
Other, net	4	(37)
Changes in operating assets and liabilities:
Receivables, net	(6,528)	(9,004)
Inventories, prepaid expenses and other assets	(9,660)	(18,901)
Accounts payable and other liabilities	(9,745)	(6,221)
Deferred income	48,073	61,964
Income taxes	(6,731)	4,721

Net cash provided by operating activities	96,987	124,919
INVESTING ACTIVITIES
Capital expenditures	(51,149)	(25,301)
Equity investments and advances to affiliate	(14,174)	(22,175)
Decrease (increase) in restricted cash	7,943	(1)
Proceeds from short-term investments	200	—
Purchases of short-term investments	(200)	—

Net cash used in investing activities	(57,380)	(47,477)
FINANCING ACTIVITIES
Payments under credit facility	—	(82,000)
Payment of long-term debt	(26,090)	(889)
Proceeds from long-term debt	—	65,000
Deferred financing fees	—	(439)
Exercise of Class A common stock options	—	51
Reacquisition of previously issued common stock	(5,455)	(12,259)

Net cash used in financing activities	(31,545)	(30,536)

Net increase in cash and cash equivalents	8,062	46,906
Cash and cash equivalents at beginning of period	158,572	84,166

Cash and cash equivalents at end of period	$166,634	$131,072

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